Exhibit 99.1

HOLLY ENERGY PARTNERS, L.P.
ANNOUNCES PRICING OF SENIOR NOTES

DALLAS, February 11, 2005 — Holly Energy Partners, L.P., (NYSE:HEP) (“Holly Energy” or the “Partnership”), today announced that it has priced its previously announced offering of $150 million principal amount of its 6.25% senior notes due 2015 being made to qualified institutional buyers pursuant to Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. The offering is expected to close on February 28, 2005.

     Holly Energy intends to use the proceeds of the offering to fund the $120 million cash portion of the consideration for its previously announced pending acquisition of certain pipelines and terminals from ALON USA, Inc. and certain of its affiliates, which is also currently expected to close on February 28, 2005, and the balance will be used to repay outstanding indebtedness under Holly Energy’s revolving credit agreement.

     This release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The securities will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

     Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation which owns a 51% interest in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in West Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPG from West Texas to Northern Mexico.

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to the Partnership’s offering of senior notes and closing of the Alon transaction are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s belief and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those detailed from time to time in the Partnership’s SEC filings. The Partnership can not make any assurance that the senior notes offering or the Alon transaction will be completed. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION, Contact:

Stephen J. McDonnell, Vice President and
     Chief Financial Officer
M. Neale Hickerson, Vice President,
     Treasury and Investor Relations
Holly Energy Partners
     214/871-3555